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                     June 22, 2020

       Lisa Conte
       Chief Executive Officer and President
       Jaguar Health, Inc.
       201 Mission Street, Suite 2375
       San Francisco, California 94105

                                                        Re: Jaguar Health, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 9, 2020
                                                            File No. 001-36714

       Dear Ms. Conte:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Michael Lee